[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.1

Manufacturing Services Agreement for ARX-01

December 12, 2012

Table of Contents

ARTICLE 1		1

INTERPRETATION		1

1.1	DEFINITIONS	1
1.2	CURRENCY	6
1.3	SECTIONS AND HEADINGS	6
1.4	SINGULAR TERMS	6
1.5	SCHEDULES	7

ARTICLE 2		7

PATHEON’S MANUFACTURING SERVICES		7

2.1	MANUFACTURING SERVICES	7
2.2	ACTIVE MATERIALS YIELD	9

ARTICLE 3		11

CLIENT’S OBLIGATIONS		11

3.1	PAYMENT	11
3.2	ACTIVE MATERIALS AND CLIENT-SUPPLIED COMPONENTS	11

ARTICLE 4		12

CONVERSION FEES AND COMPONENT COSTS		12

4.1	FIRST YEAR PRICING	12
4.2	PRICE ADJUSTMENTS – SUBSEQUENT YEARS’ PRICING	12
4.3	PRICE ADJUSTMENTS – CURRENT YEAR PRICING	13
4.4	ADJUSTMENTS DUE TO TECHNICAL CHANGES	13
4.5	MULTI-COUNTRY PACKAGING REQUIREMENTS (IF APPLICABLE)	14

ARTICLE 5		14

5.1	ORDERS AND FORECASTS	14
5.2	RELIANCE BY PATHEON	15
5.3	MINIMUM ORDERS	16
5.4	SHIPMENTS	16
5.5	ON TIME DELIVERY	16
5.6	INVOICES AND PAYMENT	16

ARTICLE 6		17

PRODUCT CLAIMS AND RECALLS		17

6.1	PRODUCT CLAIMS	17
6.2	PRODUCT RECALLS AND RETURNS	18
6.3	PATHEON’S RESPONSIBILITY FOR DEFECTIVE AND RECALLED PRODUCT	18
6.4	DISPOSITION OF DEFECTIVE OR RECALLED PRODUCTS	19

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6.5	HEALTHCARE PROVIDER OR PATIENT QUESTIONS AND COMPLAINTS	19
6.6	SOLE REMEDY	19

ARTICLE 7		20

CO-OPERATION		20

7.1	SUPPLY TEAM	20
7.2	GOVERNMENTAL AGENCIES	20
7.3	RECORDS AND ACCOUNTING BY PATHEON	21
7.4	INSPECTION	21
7.5	ACCESS	21
7.6	NOTIFICATION OF REGULATORY INSPECTIONS	21
7.7	REPORTS	22
7.8	FDA FILINGS	22

ARTICLE 8		23

TERM AND TERMINATION		23

8.1	TERM	23
8.2	TERMINATION FOR CAUSE	23
8.3	PRODUCT DISCONTINUATION	23
8.4	OBLIGATIONS ON TERMINATION	24

ARTICLE 9		24

REPRESENTATIONS, WARRANTIES AND COVENANTS		24

9.1	AUTHORITY	24
9.2	CLIENT WARRANTIES	25
9.3	PATHEON WARRANTIES	25
9.4	DEBARRED PERSONS	26
9.5	PERMITS	26
9.6	NO WARRANTY	26

ARTICLE 10		26

REMEDIES AND INDEMNITIES		26

10.1	CONSEQUENTIAL DAMAGES	26
10.2	LIMITATION OF LIABILITY	27
10.3	PATHEON	27
10.4	CLIENT	27
10.5	REASONABLE ALLOCATION OF RISK	28

ARTICLE 11		28

CONFIDENTIALITY		28

11.1	CONFIDENTIALITY	28

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ARTICLE 12		30

12.1	COMMERCIAL DISPUTE RESOLUTION	30
12.2	TECHNICAL DISPUTE RESOLUTION	30

ARTICLE 13		30

MISCELLANEOUS		30

13.1	INVENTIONS	30
13.2	INTELLECTUAL PROPERTY	31
13.3	INSURANCE	31
13.4	INDEPENDENT CONTRACTORS	31
13.5	NO WAIVER	32
13.6	ASSIGNMENT	32
13.7	FORCE MAJEURE	32
13.8	ADDITIONAL PRODUCTS	32
13.9	NOTICES	32
13.10	SEVERABILITY	33
13.11	ENTIRE AGREEMENT	33
13.12	OTHER TERMS	34
13.13	NO THIRD PARTY BENEFIT OR RIGHT	34
13.14	EXECUTION IN COUNTERPARTS	34
13.15	USE OF CLIENT NAME	34
13.16	GOVERNING LAW	34

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MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) is made as of December 12, 2012 (the “Effective Date”)

B E T W E E N:

PATHEON PHARMACEUTICALS INC.,

a corporation existing under the laws of the State of Delaware

(“Patheon”),

- and -

ACELRX PHARMACEUTICALS, INC.,

a corporation existing under the laws of the State of Delaware

(“Client”).

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

“Active Materials”, “Active Pharmaceutical Ingredient” or “API” means the material listed on Schedule D;

“Active Materials Credit Value” means the value of the Active Materials for certain purposes of this Agreement, as set forth on Schedule D;

“Actual Annual Yield” or “AAY” has the meaning specified in Section 2.2(a);

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or

(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;

For this definition, “control” means the ownership of shares carrying at least a majority of the votes for the election of the directors of a corporation.

“Annual Product Review Report” means the annual product review report prepared by Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);

“Annual Report” means the annual report to the FDA prepared by Client regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);

“Annual Volume” means the estimated volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B;

“Applicable Laws” means all applicable Laws, including the Laws of State of Ohio, being the jurisdiction where the Manufacturing Site is located, cGMPs, the United States Federal Food, Drug and Cosmetic Act, as amended, and the Laws of all jurisdictions in the Territory;

“Application for Marketing Authorization” means, with respect to Product, (a) in the United States, a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314 (“NDA”), and (b) in any country other than the United States, an application or set of applications for marketing approval comparable to an NDA necessary to market and sell Product commercially in such country.

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;

“Bill Back Items” means the expenses for all third party supplier fees for the purchase or use of columns, standards, tooling, pallets, PAPR or PPE suits (where applicable), RFID tags and supporting equipment, and other project specific items necessary for Patheon to perform the Manufacturing Services, and which are not included as Components;

“Breach Notice” will have the meaning specified in Section 8.2(a);

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in the States of Ohio or California;

“Bulk Tablet Packaging” means, as the context requires, either the packaging activities related to bulk sufentanil tablets or the packaging components which hold bulk sufentanil tablets following manufacture.

“cGMPs” means current good manufacturing practices as described in Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations together with the latest FDA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Capital Agreement” means the Amended and Restated Capital Expenditure and Equipment Agreement entered into by the parties effective December 12, 2012 and attached here to as Schedule K;

“Client Intellectual Property” means Intellectual Property made, invented, generated or derived by Client before entering into this Agreement, or by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to, or dependent upon, Client’s Active Materials or Product, including Product Intellectual Property;

“Client Property” will have the meaning specified in Section 8.4(f);

“Client-Supplied Components” means those Components to be supplied by Client or that have been supplied by Client;

“CMC” has the meaning specified in Section 7.8(c);

“Commercially Reasonable Efforts” means, with respect to the activities conducted pursuant to this Agreement, the carrying out of obligations or tasks in a sustained manner consistent with the commercially reasonable efforts used by a reputable pharmaceutical contract manufacturing organization for drug substances of similar nature, complexity, and developmental stage. Commercially Reasonable Efforts requires that Patheon: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently makes and implements decisions and allocates resources designed to advance progress with respect to such objectives.

“Components” means, collectively, all packaging components, raw materials, and ingredients (including labels, product inserts and other labelling for the Product) but excluding pallets, required to manufacture the Product in accordance with the Specifications, other than the Active Materials;

“Confidentiality Agreement” means the agreement about the non-disclosure of confidential information between Patheon and Client dated December 22, 2010;

“Confidential Information” means all confidential or proprietary information of a party that is disclosed to the other party under this Agreement, including, without limitation, research, development, manufacturing, marketing, financial, personnel, and other business and technical information, compositions, inventions, discoveries, processes, methods, formulae, procedures, protocols, techniques, data, specifications, and plans, whether disclosed in oral, written, graphic, or other electronic form. In addition, all confidential information disclosed by a party under the Confidentiality Agreement will be such party’s Confidential Information for purposes of this Agreement. Notwithstanding the foregoing, all information and data that are developed or generated by or on behalf of Patheon as a result of performing the Manufacturing Services hereunder and that relate to Product including, without limitation, master production and control records, batch production and control records, Client Intellectual Property, Inventions, quality control tests and results thereof, in each case will be deemed to be Client Confidential Information and Patheon will be deemed to be the Receiving Party of such Confidential Information, regardless of whether Patheon generated and/or disclosed such information, data, Inventions, or other documents to Client.

“Dedicated Equipment” will have the meaning ascribed to it in the Capital Agreement related to this MSA;

“Deficiency” has the meaning specified in Section 7.8(d);

“Deficiency Notice” has the meaning specified in Section 6.1(a);

“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(e);

“Development Agreement” has the meaning specified in Section 13.11;

“FDA” means the United States Food and Drug Administration;

“Finished Product Packaging” means, as the context requires, either (a) drug product in the primary packaging comprised of sufentanil drug tablets in a cartridge inside of an aluminum based pouch with an oxygen scavenger, and secondary packaging which is to be determined, or (b) the packaging activities related to such drug product in its primary and secondary packaging.

“Firm Order” has the meaning specified in Section 5.1(c);

“First Firm Order” has the meaning specified in Section 5.1(b);

“Force Majeure Event” has the meaning specified in Section 13.7;

“Initial Manufacturing Month” has the meaning specified in Section 5.1(b);

“Initial Manufacturing Period” has the meaning specified in Section 5.1(b);

“Initial Term” has the meaning specified in Section 8.1;

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know-how;

“Invention” means any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Inventory” means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Products but, for greater certainty, does not include the Active Materials;

“Late Delivery” has the meaning specified in Section 5.5(b);

“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

“Manufacturing Requirements” means performing the Manufacturing Services in conformance with the Specifications, cGMPs, the Quality Agreement, the Capital Agreement and Applicable Laws;

“Manufacturing Services” means the manufacturing, quality control, quality assurance, stability testing, Bulk Tablet Packaging and Finished Product Packaging (if applicable) and related services, set forth in this Agreement, required to manufacture Product from Active Materials and Components;

“Manufacturing Site” means the facility owned and operated by Patheon that is located at 2110 East Galbraith Road, Cincinnati, OH 45237-1625;

“Materials” means all Components, Bill Back Items, and other materials used to manufacture the Product other than Active Materials;

“Maximum Credit Value” means the maximum value of Active Materials that may be credited by Patheon under this Agreement, as set forth on Schedule D;

“Minimum Run Quantity” means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B, with preferably three lots per manufacturing cycle and no more than five lots per manufacturing cycle;

“Patheon Competitor” means a company that is in the primary business of providing contract pharmaceutical development services or commercial manufacturing services to the pharmaceutical industry in exchange for compensation.

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, Intellectual Property developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business, in each case which Intellectual Property is not specific to, or dependent upon, Client’s Active Materials or Products including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug Product, drug product dosage forms or drug delivery systems unrelated to the specific requirements of the Product(s);

“Price” means the price measured in US Dollars to be charged by Patheon for performing the Manufacturing Services, and includes the cost of Components, certain cost items as set forth in Schedule B, and annual stability testing costs as set forth in Schedule C;

“Product(s)” means the product(s) listed on Schedule A;

“Product Intellectual Property” has the meaning specified in Section 13.1(b);

“Quality Agreement” means the agreement (the form of which is set forth in Schedule F) between the parties setting out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client;

“Recall” has the meaning specified in Section 6.2(a);

“Regulatory Authority” means the FDA and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products, including the Product, in the Territory;

“RFID” means Radio Frequency Identification Devices which (at present or in the future) may be affixed to Product or Materials to assist in inventory control, tracking, and identification;

“Remediation Period” has the meaning specified in Section 8.2(a);

“Shortfall” has the meaning specified in Section 2.2(b);

“Specifications” means the file for the Product, which is given by Client to Patheon in accordance with the procedures listed in Schedule A and which contains documents relating to the Product, including, without limitation:

(a)	specifications for Active Materials and Components;

(b)	manufacturing specifications, directions, and processes;

(c)	storage requirements;

(d)	all known environmental, health and safety information for Products including material safety data sheets; and

(e)	the finished Product specifications, Bulk Tablet Packaging specifications, and shipping requirements for each Product;

all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;

“Target Yield” has the meaning specified in Section 2.2(a);

“Target Yield Determination Batches” has the meaning specified in Section 2.2(a);

“Technical Dispute” has the meaning specified in Section 12.2;

“Territory” means the geographic area of the United States of America, Canada and Mexico, and their respective territories, and any other geographic areas that may be added to the Territory upon agreement by the parties in accordance with Section 4.5;

“Third Party Rights” means the Intellectual Property of any third party;

“Year” means in the first year of this Agreement the period from the Effective Date up to and including December 121 of the same calendar year, and thereafter will mean a calendar year.

1.2	Currency.

Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

1.3	Sections and Headings.

The division of this Agreement into Articles, Sections, Subsections, and Schedules and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section or Schedule of this Agreement.

1.4	Singular Terms.

Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

1.5	Schedules.

The following Schedules are attached to, incorporated in, and form part of this Agreement:

Schedule A	-	Product List and Specifications
Schedule B	-	Minimum Run Quantity, Annual Volume, and Price
Schedule C	-	Annual Stability Testing
Schedule D	-	Active Materials, Active Materials Credit Value, and Maximum Credit Value
Schedule E	-	Technical Dispute Resolution
Schedule F	-	Commercial Quality Agreement
Schedule G	-	(Reserved)
Schedule H	-	Quarterly Active Materials Inventory Report
Schedule I	-	Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield
Schedule J	-	(Reserved)
Schedule K	-	Capital Agreement

ARTICLE 2

PATHEON’S MANUFACTURING SERVICES

2.1	Manufacturing Services.

Patheon will perform the Manufacturing Services and supply to Client Product intended for marketing and sale in the Territory for the fees specified in Schedules B and C. The parties acknowledge that they intend to negotiate an amendment to this Agreement to add ARX-01 in Finished Product Packaging as a Product. If the parties enter into this amendment, Client will still have the right to purchase Product in Bulk Tablet Packaging from Patheon and have a third party package the Product into Finished Product Packaging for distribution or sale outside of the Territory. Schedule B sets forth a list of cost items that are included in the Price for Product; all cost items required for the manufacture of Product that are not included in this list are excluded from the Price and are subject to reasonable additional fees to be paid by the Client. All Manufacturing Services will be performed by Patheon at the Manufacturing Site. Patheon may change the Manufacturing Site for the Product only with the prior written consent of Client, this consent not to be unreasonably withheld. During the period commencing on the Effective Date up through the Initial Term, Patheon will supply 100% of the Client’s requirements for Product offered for sale by Client in the Territory so long as Patheon is in material compliance with its obligations to Client under this Agreement. But if (a) Patheon fails to meet its supply obligations to Client for three consecutive Firm Orders, (b) in any consecutive six month period, 30% or more of the aggregate quantities of Product to be delivered by Patheon pursuant to Firm Orders during such six month period are not delivered by the due dates specified in the applicable Firm Orders, or (c) Patheon does not fulfill a Firm Order within 90 days after the Delivery Date specified therein then, in each case, Client may obtain up to 20% of its requirements for Product offered for sale in the Territory from an alternate supplier, regardless of whether any such occurrence is attributable to a Force Majeure Event. After the Initial Term, Client will only be required to obtain 80% of its requirements for Product offered for sale in the Territory from Patheon.

In performing the Manufacturing Services, Patheon and Client agree that:

(a)	Conversion of Active Materials and Components. Patheon will convert Active Materials and Components into Product in Bulk Tablet Packaging.

(b)

Quality Control and Quality Assurance. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to Client will be the responsibility of Patheon’s quality assurance group. Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures and in compliance with all Applicable Laws. Each time Patheon ships Product to Client, it will give Client a certificate of analysis and certificate of compliance that includes a statement that the Product in such shipment have been manufactured and tested in accordance with Specifications and cGMPs and conform to the Specifications, and sets out the quality control and quality assurance test results for such Product. Client will have sole responsibility for the release of Product to the market. The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Specific Product related information contained in those batch documents is Client’s property and Client’s Confidential Information.

(c)	Components. Patheon will purchase and test all Components (with the exception of Client-Supplied Components) at Patheon’s expense and as required by the Specifications.

(d)	Stability Testing. Patheon will conduct stability testing on the Product in accordance with the protocols set out in the Specifications for the separate fees and during the time periods set out in Schedule C, subject to mutual written agreement of Patheon and Client. Patheon will not make any changes to these testing protocols without prior written approval from Client. If a confirmed stability test failure occurs, Patheon will notify Client within one Business Day, after which Patheon and Client will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure, including which party will bear the cost of the investigation. Patheon will not be liable for these costs unless it has failed to perform the Manufacturing Services in accordance with the Manufacturing Requirements. Patheon will give Client all stability test data and results at Client’s request.

(e)	Packaging. Patheon will complete Bulk Tablet Packaging as set out in the Specifications. Client will be responsible for the cost of artwork development. Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped. The batch numbers and expiration dates will be affixed on the Product and on the shipping carton of Product as outlined in the Specifications and as required by cGMPs. Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Product. Those changes will be submitted by Client to all applicable governmental agencies and other third parties responsible for the approval of the Product. Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4. Patheon’s name will not appear on the label or anywhere else on the Product unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name.

(f)	Active Materials and Client Supplied Components Importing. At least 45 days before the scheduled production date, Client will deliver that quantity of Active Materials to the Manufacturing Site DDP (Incoterms 2010) sufficient for Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date. If these Active Materials are not received 45 days before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Materials. But if Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date as reasonably agreed to by the parties. All shipments of Active Materials will be accompanied by certificate(s) of analysis from the Active Materials manufacturer and the Client, confirming the identity and purity of the Active Materials and its compliance with the Active Materials specifications.

(g)	Patheon Supplied Components Importing. At least 15 days before the scheduled production date, Patheon will have all Components at the Manufacturing Site and will be prepared to manufacture the desired quantities of Product and to ship Product on the Delivery Date. If all Components are not ready for production at least 15 days before the scheduled production date, Patheon will provide written notification of the delay to Client and will use Commercially Reasonable Efforts to obtain such Components as soon as practicable.

(h)	Bill Back Items. Bill Back Items will be charged to Client at Patheon’s cost plus a 10% handling fee.

(i)	Product Rejection for Finished Product Specification Failure. If Patheon manufactures Product in accordance with the agreed upon Specifications and the Manufacturing Requirements and a batch or portion of a batch of Product does not meet the Specifications for Bulk Tablet Packaging, Client will pay Patheon the applicable Price per unit for the non-conforming Product. The API in the non-conforming Product will be included in the “Quantity Converted” for purposes of calculating the “Actual Annual Yield” under Section 2.2(a).

2.2	Active Materials Yield.

(a)	Reporting. Patheon will give Client a quarterly inventory report of the Active Materials held by Patheon using the inventory report form set out in Schedule H, which will contain the following information for the quarter:

Quantity Received: The total quantity of Active Materials that complies with the Specifications and is received at the Manufacturing Site during the applicable period.

Quantity Dispensed: The total quantity of Active Materials dispensed at the Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of Active Materials that complies with the Specifications held at the beginning of the applicable period, less the inventory of Active Materials that complies with the Specifications held at the end of the period. The Quantity Dispensed will only include Active Materials received for commercial manufacturing of Product and, for certainty, will not include any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability or test batches manufactured during the applicable period. For clarity, Quantity Dispensed includes all amounts of Active Materials that are lost, stolen, damaged, destroyed, or rendered unusable because of a failure to handle the Active Materials in accordance with cGMPs or other Applicable Laws, as well as Active Materials that are consumed in batches that are not released to Client because they do not comply with the Specifications.

Quantity Converted: The total amount of Active Materials contained in the Products manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.1 or 6.2), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1 or 6.2 because of Patheon’s failure to perform the Manufacturing Services in accordance with Specifications, cGMPs, and Applicable Laws.

Within 60 days after the end of each Year, Patheon will prepare an annual reconciliation of Active Materials on the reconciliation report form set forth in Schedule I including the calculation of the “Actual Annual Yield” or “AAY” for the Products at the Manufacturing Site during the Year. AAY is the percentage of the Quantity Dispensed that was converted to Product and is calculated as follows:

Quantity Converted during the Year	x	100%
Quantity Dispensed during the Year

Once the parties mutually agree that Patheon has produced three successful commercial production batches (including validation batches and samples) of Products at the Manufacturing Site (collectively, the “Target Yield Determination Batches”), the Parties will mutually agree on the target yield for the Products at the Manufacturing Site (each, a “Target Yield”). The Target Yield will be revised annually to reflect the actual manufacturing experience as reasonably agreed to by the parties. For clarity, the initial Target Yield, once established, will be applied retroactively for the purposes of determining the Actual Annual Yield for the first Year of the Agreement.

For [*] scale: If the Target Yield is not greater than or equal to [*], the Parties mutually agree to re-evaluate the production process.

For [*] scale: If the Target Yield is not greater than or equal to [*], the Parties mutually agree to re-evaluate the production process.

If during any calendar quarter more than 1 gram of Active Materials is lost, stolen, damaged, destroyed, or rendered unusable because of Patheon’s failure to comply with cGMPs or other Applicable Laws, Patheon will report the occurrence to Client in writing within ten days of its discovery thereof.

(b)	Shortfall Calculation. If the Actual Annual Yield falls more than 3.5% below the respective Target Yield in a Year, then the shortfall for the Year (the “Shortfall”) will be calculated as follows:

Shortfall = [(Target Yield – 3.5%) – AAY] * Active Materials Credit Value * Quantity Dispensed

(c)	Credit for Shortfall. If there is a Shortfall in a Year, then Patheon will credit Client’s account for the amount of the Shortfall not later than 60 days after the end of the Year.

Each credit under this Section 2.2(c) will be summarized on the reconciliation report form set forth in Schedule I. Not later than 45 days after the expiration or termination of this Agreement, any remaining credit owing under this Section 2.2(c) will be paid to Client. The Shortfall for each Year, if any, will be disclosed by Patheon on the reconciliation report form.

(d)	Maximum Credit. Patheon’s liability for Active Materials calculated in accordance with this Section 2.2 in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)	Material Breach. Patheon agrees to use Commercially Reasonable Efforts to deliver 100% of all quantities of Products specified in each Firm Order that meet the Manufacturing Requirements, at the times and on the Delivery Dates specified. If Patheon uses Commercially Reasonable Efforts but fails to deliver the quantity of Product ordered in a Firm Order, it will not be a material breach of this Agreement if:

(i)	No more than three batches of Product delivered by Patheon under the applicable Firm Order fail to contain at least 90% of the Target Yield set forth in Section 2.2(a); or

(ii)	No batches of Products are delivered more than 90 days after the Delivery Date specified in the applicable Firm Order.

For clarity, if one or both of the situations set forth in clauses (i) or (ii) occur, Patheon will be in material breach of this Agreement. In addition, rejection of five or more shipments of Product in any one Year due to Patheon’s failure to perform the Manufacturing Services in accordance with the Manufacturing Requirements will be a material breach of this Agreement.

Patheon will also comply with all of the terms and conditions of the Quality Agreement.

ARTICLE 3

CLIENT’S OBLIGATIONS

3.1	Payment.

Client will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C. These prices may be subject to adjustment under other parts of this Agreement. Client will also pay Patheon for any Bill Back Items.

3.2	Active Materials and Client-Supplied Components.

Client will at its sole cost and expense, use commercially reasonable efforts to deliver those quantities of Active Materials and Client-Supplied Components to Patheon (in accordance with Section 2.1(f)) sufficient for Patheon to manufacture the desired quantities of Products and to ship Products on the Delivery Date. If applicable, Patheon and the Client will reasonably cooperate to permit the import of the Active Materials into the United States. Client’s obligation will include obtaining the proper release of the Active Materials from U.S. Customs and the FDA. Client or Client’s designated broker will be the “Importer of Record” for Active Materials imported into the United States. The Active Materials and Client-Supplied Components will be held by Patheon on behalf of Client as set forth in this Agreement. Title to the Active Materials and Client-Supplied Components will at all times remain the property of Client. Any Active Materials and Client-Supplied Components received by Patheon will only be used by Patheon to perform the Manufacturing Services and will not be transferred to any third parties without Client’s prior written consent. Patheon will store and handle Active Materials in accordance with cGMPs and requirements applicable to a DEA Schedule II controlled substance. Patheon will store and handle Client-Supplied Components in accordance with Applicable Laws. If any of the Client-Supplied Components are lost, damaged, stolen, destroyed, or otherwise rendered unusable for their intended purpose because they were not stored or handled in accordance with the storage conditions specified by Client in writing and in accordance with Applicable Laws while in Patheon’s custody or control, Patheon will promptly pay to Client the actual replacement cost for these Client-Supplied Components.

ARTICLE 4

CONVERSION FEES AND COMPONENT COSTS

4.1	First Year Pricing.

The tiered Price and annual stability Price for the Product for the first Year are listed in Schedules B and C and are subject to the adjustments set forth in Sections 4.2 and 4.3.

4.2	Price Adjustments – Subsequent Years’ Pricing.

After the first Year of the Agreement, Patheon may, upon at least 60 days’ written notice to Client, adjust the Price effective January 1st of each Year as follows:

(a)

Manufacturing and Stability Testing Costs. Patheon may adjust the Price for inflation, based upon the preliminary number for any increase in the Producer Price Index pcu325412325412 for Pharmaceutical Preparation Manufacturing (“PPI”) published by the United States Department of Labor, Bureau of Labor Statistics in August of the preceding Year compared to the final number for the same month of the Year prior to that, unless the parties otherwise agree in writing. On or about November 1st of each Year, Patheon will give Client a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year.

(b)	Component Costs. If Patheon incurs an increase in Component costs during the Year, it may increase the Price for the next Year to pass through the additional Component costs. On or about November 1st of each Year, Patheon will give Client information about the increase in Component costs which will be applied to the calculation of the Price for the next Year to reasonably demonstrate that the Price increase is justified. But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.

(c)

Pricing Basis. Client acknowledges that the Price in any Year is quoted based upon the Minimum Run Quantity and the Annual Volume specified in Schedule B for Phase 1 ([*]) equipment, and Phase 2 ([*]) equipment, respectively, together with price adjustments for manufacturing and the combination of Phase 1 and Phase 2 equipment, respectively. The Price is subject to change if the specified Minimum Run Quantity changes or if the Annual Volume is not ordered in a Year. For greater certainty, if Patheon and Client agree that the Minimum Run Quantity will be reduced or the Annual Volume will not be ordered in a Year, whether as a result of a decrease in estimated Annual Volume or otherwise, and, as a result of the reduction, Patheon demonstrates to Client that its costs to perform the Manufacturing Services or to acquire the Materials for the Product will increase on a per unit basis (including the amount of the increase), then Patheon may increase the Price by an amount that reflects Patheon’s documented increased costs. On or about November 1st of each Year, Patheon will give Client a statement setting forth the information to be applied in calculating those cost increases for the next Year. But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.

(d)	Tier Pricing. The pricing in Schedule B is set forth in Annual Volume tiers based upon the Client’s volume forecasts under Section 5.1. The Client will be invoiced during the Year for the unit price set forth in the Annual Volume tier based on the 18 month forecast provided in September of the previous Year. Within 30 days of the end of each Year or of the termination of the Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by the Client during the Year with the pricing tiers. If Client has overpaid during the Year, Patheon will issue a credit to the Client for the amount of the overpayment within 45 days of the end of the Year or, if

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Agreement is terminated before the full amount of such credit is applied against amounts due by Client hereunder, Patheon will issue payment to the Client for the overpayment within 45 days of the termination of the Agreement. If Client has underpaid during the Year, Patheon will issue an invoice to the Client under Section 5.6 for the amount of the underpayment within 45 days of the end of the Year or termination of the Agreement. If Client disagrees with the reconciliation, the parties will work in good faith to resolve the disagreement amicably. If the parties are unable to resolve the disagreement within 30 days, the matter will be handled under Section 12.1.

For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about November 1st of each Year a revised Schedule B to be effective for Product delivered on or after the first day of the next Year.

4.3	Price Adjustments – Current Year Pricing.

During any Year of this Agreement, the Price set out in Schedule B will be adjusted as follows:

Extraordinary Increases in Component Costs. If, at any time, market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled to an adjustment to the Price for any affected Product to compensate it for the increased Component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases by 10% of the cost for that Component upon which the most recent fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by 5% of the total Component costs for the Product upon which the most recent fee quote was based. If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.

For a Price adjustment under this Section 4.3, Patheon will deliver to Client a revised Schedule B and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified. Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers. The revised Price will be effective for any Product delivered on or after the first day of the month following Client’s receipt of the revised Schedule B.

4.4	Adjustments Due to Technical Changes.

Amendments to the Specifications or the Quality Agreement requested by Client will only be implemented following a technical and cost review by Patheon and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment through good faith negotiations. Amendments to the Specifications required by the FDA or any other Regulatory Authority will be implemented by Patheon, and the parties will subsequently negotiate any change in the Price that is required because of such amendments. Amendments to the Specifications, the Quality Agreement, or the Manufacturing Site requested by Patheon will only be implemented following the written approval of Client, the approval not to be unreasonably withheld. If Client accepts a proposed Price change relating to a proposed Specifications change, the proposed change in the Specifications will be implemented, and the Price change will become effective, only for those orders of Product that are manufactured under the revised Specifications. In addition, Client agrees to purchase, at Patheon’s cost (including all reasonable costs incurred by Patheon for the purchase and handling of the Inventory), all Inventory used under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.2, if the Inventory can no longer be used under the revised Specifications. Open purchase orders for

Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 5.2 will be cancelled where possible, and if the orders may not be cancelled without penalty, will be assigned to and satisfied by Client.

4.5	Multi-Country Packaging Requirements (if applicable).

If Client decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional Component costs and the change over fees for the Product destined for each new country. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.

ARTICLE 5

ORDERS, SHIPMENT, INVOICING, PAYMENT

5.1	Orders and Forecasts.

(a)

Rolling 18 Month Forecast. When this Agreement is executed, Client will give Patheon a non-binding 18 month forecast of the volume of Product that Client expects to order in the first 18 months of commercial manufacture of the Product. This forecast will then be updated by Client: (i) every 6 months until an Application for Marketing Authorization for the Product is filed with the FDA; (ii) quarterly following Application for Marketing Authorization filing, and prior to the start of commercial manufacturing; and (iii) monthly after the start of commercial manufacturing, on or before the 10th day of the relevant month on a rolling forward basis. Client will update the forecast forthwith if it determines that the volumes estimated in the most recent forecast have changed by more than 20%. The most recent 18 month forecast will prevail.

(b)	Firm Orders for Initial Manufacturing Month. At least three months before the start of commercial manufacture of the Product, Client will update the rolling forecast for the first three months of manufacture of the Product (the “Initial Manufacturing Period”). The first month of this updated forecast (“Initial Manufacturing Month”) will constitute a firm written order in the form of a purchase order or otherwise (“First Firm Order”) by Client to purchase and, when accepted by Patheon, for Patheon to manufacture the quantity of the Product set forth in the Firm Order. If manufacturing has not started, Client may cancel any batches from the First Firm Order at no cost if notice of cancellation is received by Patheon 60 days or more before the scheduled Delivery Date under the First Firm Order. If manufacturing has not started, Client may cancel any batches from the First Firm Order if notice of cancellation is received by Patheon more than 30 days but fewer than 60 days before the scheduled Delivery Date under the First Firm Order, but Client will pay Patheon $[*] for each cancelled batch. The parties agree that this payment will be considered liquidated damages for Patheon’s loss of manufacturing capacity due to the Client’s cancellation of manufacturing and will not be considered a penalty. If the First Firm Order is changed or adjusted as described above then the initial rolling 18 month forecast will also be adjusted as necessary.

(c)

Firm Orders Thereafter. Before and during the Initial Manufacturing Period, and thereafter on a rolling basis during the term of this Agreement, Client will issue an updated 18 month forecast on or before the 10th day of each month. The first four months of each updated forecast will constitute firm orders by Client to purchase and for Patheon to manufacture and supply the quantity of the Product set forth in such portion of the updated forecast. Concurrent with the 18 month forecast, Client will issue a firm written order in the form of a purchase order or otherwise (“Firm Order”) by Client to purchase and, when accepted by Patheon, for Patheon to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

manufacture and deliver the agreed quantity of the Product on a date not less than three months from the first day of the month immediately following the date that the Firm Order is submitted. Firm Orders submitted to Patheon will specify Client’s Manufacturing Services purchase order number, quantities by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Product. The quantities of Product ordered in those written orders will be firm and binding on Client and may not be reduced by Client.

(d)

Three Year Forecast. On or before the 10th day of June of each Year, Client will give Patheon a written non-binding three-year forecast, broken down by quarters for the second and third years of the forecast, of the volume of each Product Client then anticipates will be required to be manufactured and delivered to Client during the three-year period.

(e)	Acceptance of Firm Order. Patheon will accept Firm Orders by sending an acknowledgement to Client within ten Business Days of its receipt of the Firm Order. The acknowledgement will include, subject to confirmation from the Client, the Delivery Date for the Product ordered. The Delivery Date may be amended by agreement of the Parties or as set forth in Sections 2.1(f) or 5.1(b). For clarity, Patheon will be required to accept Firm Orders provided that such Firm Orders comply with the requirements set forth in Section 5.1(b) or 5.1(c), as applicable, and are consistent with the binding portion of the most recent forecast provided by Client.

5.2	Reliance by Patheon.

(a) Client understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Sections 5.1(a), (b), and (c) in ordering the Components required to meet the Firm Orders. In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Product during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Client. Accordingly, Client authorizes Patheon to purchase Components to satisfy the Manufacturing Services requirements for Product for the first six months contemplated in the most recent forecast given by Client under Section 5.1(a). Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties. The Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client, which will be considered a Firm Order when accepted by Patheon. If Components ordered by Patheon under Firm Orders or this Section 5.2 are not included in finished Product manufactured for Client within six months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired during the period, then Client will pay to Patheon its costs therefor (including all reasonable costs incurred by Patheon for the purchase and handling of the Components). But if these Components are used in Product subsequently manufactured for Client or in third party product manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.

(b) If Client fails to take possession or arrange for the destruction of Components within 12 months of purchase or, in the case of finished Product, within three months of manufacture, Client will pay Patheon [*] thereafter for storing the Components or finished Product. Storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at [*]. Storage fees are subject to a one pallet minimum charge per month. Patheon may ship finished Product held by it longer than three months to the Client at Client’s expense on 14 days written notice to the Client.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.3	Minimum Orders.

Client may only order Manufacturing Services for batches of Product in multiples of the Minimum Run Quantities as set out in Schedule B.

5.4	Shipments.

Shipments of Product will be made EXW (INCOTERMS 2010) Patheon’s shipping point unless otherwise mutually agreed. Risk of loss or of damage to Product will remain with Patheon until Patheon loads the Product onto the carrier’s vehicle for shipment at the shipping point, at which time risk of loss or damage will transfer to Client. Patheon will package each shipment of Product in a commercially reasonable manner and in accordance with Client’s instructions. Patheon will, in accordance with Client’s instructions and as agent for Client, (i) arrange for shipping to be paid by Client and (ii) at Client’s risk and expense, obtain any export licence or other official authorization necessary to export the Product. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Product and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Product will be transported in accordance with the Specifications.

5.5	On Time Delivery.

(a)	Patheon and the Client understand that there may be uncertainties and necessary adjustments in production schedules during the Initial Manufacturing Period. The parties agree that they will work together closely to expedite deliveries and manage the scheduling of the initial Product launch.

(b)	If, after the Initial Manufacturing Period, Patheon is unable to deliver the quantity of Product ordered under a Firm Order within five days of the Delivery Date due to an act or omission by Patheon (a “Late Delivery”), Client will receive a credit from Patheon for the Late Delivery that will be applied against the purchase price under the next Firm Order. The credit will be 5% of the Price of the quantities of Product not delivered by Patheon under the Firm Order (i.e., Client Credit = [Quantity Ordered in the Firm Order – Actual Delivery Quantities of Product] * Price * 5%). The parties agree that the credits provided for under this Section 5.5(b) are considered liquidated damages for the shortage of supply of Product for commercial sale and will not be considered a penalty.

(c)	A Late Delivery will not be a material breach of this Agreement by Patheon for the purposes of Section 8.2 except as set forth in Section 2.2(e). If Patheon has two consecutive Late Deliveries in a calendar quarter, the parties will meet as necessary to amicably resolve the reasons for the Late Deliveries. The parties will agree on a delivery improvement plan within five Business Days. If, after the delivery improvement plan is in place, Patheon has two further consecutive Late Deliveries in any calendar quarter, Client may exercise its right to terminate this Agreement for cause under Section 8.2(a) without a further opportunity to cure.

(d)	For clarity, a Late Delivery will not include any delay in shipment of Product caused by events outside of Patheon’s reasonable control, such as a Force Majeure Event, a delay in delivery of API or Materials (provided that Patheon ordered Materials with sufficient lead time for such Materials to be delivered on a timely basis), a delay in Product release approval from Client, inaccurate Client forecasts, or receipt of non-conforming API or Client-Supplied Components.

5.6	Invoices and Payment.

Invoices will be sent on the date issued by fax or email to the fax number or email address given by Client to Patheon in writing. Invoices will be sent when the Product is manufactured and released by Patheon to the Client. Patheon will also submit to Client, with each shipment of Product, a duplicate copy of the invoice covering the shipment. Patheon will also give Client an invoice covering any Inventory or Components which are to be purchased by Client under Section 5.2 of this Agreement. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all invoices within 30 days of the date of invoice. The unpaid portion of accounts that are past due by more than 30 days will accrue interest at 1.5% per month which is equal to an annual rate of 18%. The Late Delivery credits set forth in Section 5.5(b) are only available to Client if all outstanding undisputed invoices have been paid in full or are not more than 45 days outstanding at the time the Late Delivery arose. Notwithstanding the foregoing, Client will have no obligation to pay invoices for that portion of a shipment of Product that has been rejected by Client in accordance with Section 6.1(a) unless and until an independent third party determines that the applicable Products should have been accepted by Client as set forth in Section 6.1(b).

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1	Product Claims.

(a) Product Claims. Client has the right to reject any portion of any shipment of Product that deviates from the Manufacturing Requirements without invalidating any remainder of the shipment. Client will visually inspect the Product manufactured by Patheon upon receipt and will give Patheon written notice (a “Deficiency Notice”) of all claims for Product that deviate from the Manufacturing Requirements or for shortages in Product delivered within 30 days after Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt and visual inspection of the Product, within 30 days after discovery by Client, but not after the expiration date of the Product). Should Client fail to give Patheon the Deficiency Notice within the applicable 30 day period, then the delivery will be deemed to have been accepted by Client on the 30th day after delivery or discovery, as applicable. Except as set out in Section 6.3 and Section 10.3, Patheon will have no liability for any deviations for which it has not received notice within the applicable 30 day period.

(b) Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have ten days to advise Client by notice in writing that it disagrees with the contents of the Deficiency Notice. If Client and Patheon fail to agree within ten days after Patheon’s notice to Client as to whether any Products identified in the Deficiency Notice deviate from the Manufacturing Requirements, then the parties will mutually select an independent third party to evaluate if the Products deviate from the Manufacturing Requirements. This evaluation will be binding on the parties. If the independent third party determines that any Products deviate from the Manufacturing Requirements, Client’s rejection of those Products in the manner contemplated in Section 6.1(a) will be binding and Patheon will be responsible for the cost of the evaluation. If the independent third party does not find that any of the Products deviate from the Manufacturing Requirements, then Client will be deemed to have accepted delivery of the Products on the date on which the independent third party issues its findings, but this date will be no longer than 60 days after the delivery date, and Client will be responsible for the cost of the evaluation.

(c) Shortages or Production Deficiencies. Claims for shortages in the amount of Product shipped by Patheon that are the subject of a Deficiency Notice will be dealt with by Patheon either remedying the shortage by supplying additional Product as soon as practicable but in no event later than within 45 days of its receipt of the Deficiency Notice, contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the manufacture of the replacement Product. A shortage of greater than 25% or Late Delivery of three consecutive Product shipments will be considered a material risk that Patheon will not be able to meet Client forecasts consistent with Section 2.1.

6.2	Product Recalls and Returns.

(a) Records and Notice. Patheon and Client will each maintain records necessary to permit a Recall of any Product delivered to Client or customers of Client. Each party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. “Recall” will mean any action (i) by Client to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market); or (ii) by any Regulatory Authorities to detain or destroy any of the Product. Recall will also include any action by either party to refrain from selling or shipping quantities of the Product to third parties which would have been subject to a Recall if sold or shipped.

(b) Recalls. If (i) any governmental or regulatory authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Client determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating to the restrictions on the use of any Product, Patheon will co-operate as reasonably required by Client, having regard to all applicable laws and regulations.

(c) Product Returns. Client will have the responsibility for handling customer returns of the Product. Patheon will give Client any assistance that Client may reasonably require to handle the returns.

6.3	Patheon’s Responsibility for Defective and Recalled Product.

(a) Defective Product. If Client rejects Product under Section 6.1 and the deviation is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Manufacturing Requirements, Patheon will credit Client’s account for Patheon’s invoice price for the defective Product. If Client previously paid for the defective Product, Patheon will promptly, at Client’s election, either: (i) refund the invoice price for the defective Product; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Product with conforming Product without Client being liable for payment therefor under Section 3.1, contingent upon the receipt from Client of all Active Materials required for the manufacture of the replacement Product. For greater certainty, Patheon’s responsibility for any loss of Active Materials in defective Product will be captured and calculated in the Active Materials Yield under Section 2.2.

(b) Recalled Product. If a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Manufacturing Requirements, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return and will promptly, at Client’s election, either: (i) refund the invoice price for the Recalled or returned Product, (ii) offset the amount paid by Client for the Recalled or returned Product against other amounts due to Patheon hereunder; or (iii) replace the Recalled or returned Product with new Product without Client being liable for payment therefore under Section 3.1, contingent upon the receipt from Client of all Active Materials required for the manufacture of the replacement Product. For greater certainty, Patheon’s responsibility for any loss of Active Materials in Recalled Product will be captured and calculated in the yield calculations under Section 2.2. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client’s cost and expense.

(c) Except as set forth in Sections 6.3(a) and (b) above and in Section 10.3, Patheon will not be liable to Client nor have any responsibility to Client for any deficiencies in, or other liabilities associated with, any Product manufactured by it (collectively, “Product Claims”). For greater certainty, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the Specifications, the safety, efficacy, or marketability of the Product or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iii) results from a defect in the Active Materials or Client-Supplied Components that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Manufacturing Requirements, or (vii) is due to any other breach by Client of its obligations under this Agreement.

6.4	Disposition of Defective or Recalled Products.

Client will not dispose of any damaged, defective, returned, or Recalled Product for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Client to return the Product to Patheon. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Product for which it bears responsibility under Section 6.3. In all other circumstances, Client will bear the cost of disposition for any damaged, defective, returned, or Recalled Product.

6.5	Healthcare Provider or Patient Questions and Complaints.

Client will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from Client’s customers, healthcare providers or patients will be promptly referred to Client. Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Patheon will give Client all mutually agreed upon information that will enable Client to respond properly to questions or complaints about the Product as set forth in the Quality Agreement. Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Manufacturing Requirements, all costs incurred under this Section 6.5 will be borne by Client.

6.6	Sole Remedy.

Except for the indemnity set forth in Section 10.3, monetary remedies that are expressly provided for in this Agreement, and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 and Section 2.2, as well as Client’s right to terminate the Agreement in accordance with Section 8.2, will be Client’s sole remedies for any failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements.

ARTICLE 7

CO-OPERATION

7.1	Supply Team.

Each party will forthwith upon execution of this Agreement establish a Supply Team, with each party appointing two of its employees to be members of the Supply Team. The members from each party collectively will have one (1) vote. Each party may replace any or all of its representatives on the Supply Team at any time upon written notice to the other party.

(a) Responsibilities. The Supply Team will perform the following functions:

(i) discuss and supervise all issues relating to the Manufacturing Services and supply of Product hereunder;

(ii) oversee and monitor the supply of Active Materials and Materials to meet forecasted delivery requirements;

(iii) establish written key performance indicators for the parties’ activities with respect to Manufacturing hereunder, which key performance indicators may include, without limitation, timely delivery of Active Materials, on time product deliveries, percentage of lots accepted, Target Yield and Actual Annual Yield, and measure and monitor the parties’ performance against such key performance indicators; and

(iv) oversee the handling of Product complaints, adverse events, Product recalls, and Product return processes in accordance with the applicable procedures specified in this Agreement and the Quality Agreement.

(b) Meetings. During the term of this Agreement, Supply Team meetings will be held quarterly, either in person or by means of telecommunication or video conference, and may be called by either party with not less than 30 days’ notice to the other, unless such notice is waived. In addition to the quarterly meetings, the Supply Team may be convened, polled, or consulted with from time to time on an ad hoc basis by means of telecommunication, video conferences, electronic mail, or correspondence, as deemed necessary or appropriate to perform the responsibilities assigned to it under this Agreement. The Supply Team will hold its first meeting within 60 days after the Effective Date. Representatives of each party who are not members of the Supply Team may attend meetings of the Supply Team as required to further the activities of the parties with respect to the Manufacturing Services. All material decisions made by the Supply Team will be recorded in writing. For the avoidance of doubt, the Supply Team will not have the authority to amend or modify any term or condition of this Agreement, including, without limitation, any financial terms or obligations. These amendments or modifications may only be made in accordance with Section 13.11.

(c) Decision Making. The Supply Team will operate by consensus (e.g., all decisions and approvals will require a unanimous vote of both parties’ members). If the Supply Team fails to reach a consensus on any matter within its jurisdiction within 30 days of first consideration of such matter, either party may refer such matter for resolution in accordance with the provisions of Article 12.

7.2	Governmental Agencies.

Subject to Section 7.8, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Product, regarding the Product if, in the opinion of that party’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; provided, however, in the event such requirement applies to Patheon, Patheon will notify Client in writing of the requirement and such communication. Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, Patheon will permit Client to accompany and take part in any communications with the agency, and to receive copies of all communications from the agency within one Business Day of receipt thereof. Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, Client will notify Patheon of any communications it has with any governmental agency, including but not limited to governmental agencies responsible for granting regulatory approval for the Products, that directly relate to Patheon’s performance of the Manufacturing Services under this Agreement. To the extent practicable, Client will permit Patheon to take part in these communications with the agency, and will provide copies of all such written communications from the agency within one Business Day of receipt thereof.

7.3	Records and Accounting by Patheon.

Patheon will keep records of the manufacture, testing, and shipping of the Product, and retain samples of the Product as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Copies of the records and samples will be retained for one year following the date of Product expiry, or longer if required by law or the Quality Agreement, at which time Client will be contacted concerning the delivery and destruction of the documents and/or samples of Product. Client is responsible for retaining samples of the Product necessary to comply with the legal/regulatory requirements applicable to Client.

7.4	Inspection.

Client may inspect Patheon reports and records relating to this Agreement during normal business hours, and with reasonable advance notice, but a Patheon representative must be present during the inspection.

7.5	Access.

Patheon will give Client reasonable access at mutually agreeable times to its records relating to the Manufacturing Services and to the areas of the Manufacturing Site in which the Product is manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Manufacturing Requirements. But, with the exception of “for-cause” audits (including follow-up audits conducted to ensure that deficiencies noted by Client or a Regulatory Authority have been remedied), Client will be limited each Year to one cGMP-type audit, lasting no more than two days and involving no more than two auditors. Client may request additional cGMP-type audits, subject to payment to Patheon of a fee of $5,000 for each additional audit day and $1,000 per audit day for each additional auditor. The right of access set forth in this Section 7.5 will not include a right to access or inspect Patheon’s financial records.

7.6	Notification of Regulatory Inspections.

Patheon will notify Client within one Business Day of any inspections by any governmental agency specifically involving the Product. Patheon will also notify Client of receipt of any form 483’s, warning letters or any other regulatory action or notice that questions Patheon’s compliance with cGMPs relating to operations at the Manufacturing Facility that could have an adverse impact on the Product, including the regulatory status of the Product.

7.7	Reports.

Patheon will supply on an annual basis all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Client is required to file with the FDA. At the Client’s request, Patheon will provide a copy of the Annual Product Review Report to the Client at no additional cost. Any additional report requested by Client beyond the scope of cGMPs and customary FDA requirements will be subject to an additional fee to be agreed upon between Patheon and the Client.

7.8	FDA Filings.

(a) Regulatory Authority. Client will have the sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Product. Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of the Product as quickly as reasonably possible.

(b) Verification of Data. At least 21 days prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data.

(c) Verification of CMC. At least 21 days prior to filing with any Regulatory Authority any documentation which is or is equivalent to the FDA’s Chemistry and Manufacturing Controls (“CMC”) section related to any Application for Marketing Authorization, Client will give Patheon a copy of the CMC as well as all supporting documents which have been relied upon to prepare the CMC. This disclosure will permit Patheon to verify that the CMC accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement. Client will give Patheon copies of all FDA filings at the time of submission which contain CMC information regarding the Product.

(d) Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information given by Client under clauses (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to any pre-approval inspection by a Regulatory Authority.

(e) Client Responsibility. For clarity, the parties agree that in reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any Application for Marketing Authorization. The Client is solely responsibility for the preparation and filing of the Application for Marketing Authorization, and any relevant costs will be borne by the Client.

(f) Inspection by Regulatory Authorities. If Client does not give Patheon the documents requested under clause (b) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents.

ARTICLE 8

TERM AND TERMINATION

8.1	Term.

This Agreement will become effective as of the Effective Date and will continue in effect thereafter until December 121, 2017 (the “Initial Term”), unless terminated earlier by one of the parties in accordance herewith. This Agreement will automatically continue after the Initial Term for successive terms of two years each. Either party may terminate this Agreement at will upon 18 months written notice given to the other party, provided that the earliest date on which any such notice of termination at will under this Section 8.1 may be given is June 30, 2016, and the earliest such termination at will may be effective is December 121, 2017.

8.2	Termination for Cause.

(b) Either party at its sole option may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement within 60 days following receipt of a written notice (the “Remediation Period”) of the breach that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). Notwithstanding the foregoing, a Remediation Period will not be required for any of the material breaches by Patheon expressly identified in Section 2.2(e) or in Section 5.5(c), and Client will be permitted to terminate this Agreement upon written notice to Patheon for any such material breaches. If Client terminates this Agreement under this Section 8.2(a), Patheon will, within 30 days after the date of termination, refund to Client (i) the cost of all Facility Modifications funded by Client under the Capital Agreement, (ii) the cost of all facility modifications funded by Client under the Phase II Capital Agreement (as such term is defined in Schedule B), and (iii) the amount of all Facility Fees paid by Client under this Agreement that have not been reimbursed by Patheon prior to termination of this Agreement. Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement is assigned by the other party for the benefit of creditors.

(c) Client may terminate this Agreement upon 30 days’ prior written notice if any Regulatory Authority takes any action, or raises any objection, that prevents the importation, exportation, purchase, use, marketing, or sale of the Product. But if this occurs, Client will still fulfill all of its obligations under Section 8.4 below.

(d) Patheon may terminate this Agreement upon six months’ prior written notice if Client assigns under Section 13.6 any of its rights under this Agreement to an assignee that, in the opinion of Patheon acting reasonably, is a Patheon Competitor. Should Patheon decide to terminate in accordance with this Section 8.2(d), Patheon will continue to supply the assignee with Product until the earlier of (i) qualification and approval of another site to manufacture Product, and (ii) 12 months from the date of termination.

8.3	Product Discontinuation.

Client will give at least three months’ advance notice if it intends to no longer order Manufacturing Services for Product due to Product’s discontinuance in the market.

8.4	Obligations on Termination.

If this Agreement is completed, expires, or is terminated for any reason, then:

(a)	Client will take delivery of and pay for all undelivered Product that was manufactured under a Firm Order and in accordance with the Manufacturing Requirements, at the price in effect at the time the Firm Order was placed;

(b)	Client will purchase, at Patheon’s cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), the Inventory applicable to the Product which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders in accordance with Section 5.2 prior to notice of termination being given;

(c)	Client will satisfy the purchase price payable under Patheon’s orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders in accordance with Section 5.2, and Patheon will transfer to Client all Components covered by such Firm Orders (with shipping and related expenses, if any, to be borne by Client);

(d)	Patheon will return to Client all unused Active Materials (with shipping and related expenses, if any, to be borne by Client);

(e)	Client acknowledges that no Patheon Competitor will be permitted access to the Manufacturing Site; and

(f)	Client will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within five Business Days, all of Client’s Components, Inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, Dedicated Equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”). If Client fails to remove the Client Property within five Business Days following the completion, termination, or expiration of the Agreement, Client will pay Patheon $100.00 per pallet, per month, one pallet minimum ($200 per pallet, per month, one pallet minimum, for any of the Client Property that contains controlled substances or requires refrigeration) thereafter for storing the Client Property and will assume any third party storage charges invoiced to Patheon regarding the Client Property. Patheon will invoice Client for the storage charges as set forth in Section 5.6 of this Agreement.

Any termination or expiration of this Agreement will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement. For greater certainty, termination or expiration of this Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 6, 10, 11 and 12 and Sections 2.2(c), 3.2, 4.2(d), 5.4, 5.5(b), 5.6, 7.3, 7.4, 7.6, 7.7, 8.2, 8.4, 13.1, 13.2, 13.3, 13.5, 13.9, 13.10, 13.11, 13.15 and 13.16, all of which survive any termination or expiration.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

9.2	Client Warranties.

Client covenants, represents, and warrants that:

(a)	Non-Infringement.

(i)	the Specifications for the Product are its or its Affiliate’s property and that Client may lawfully disclose the Specifications to Patheon;

(ii)	any Client Intellectual Property used by Patheon in performing the Manufacturing Services according to the Specifications is Client’s or its Affiliate’s unencumbered property, and, to Client’s knowledge, may be lawfully used as directed by Client;

(iii)	to Client’s knowledge, there are no actions or other legal proceedings concerning the infringement of Third Party Rights related to any of the Specifications, or any of the Active Materials and the Components, or the sale, use, or other disposition of Product made in accordance with the Specifications;

(b)	Quality and Compliance.

(i)	the Specifications for Product conform to all applicable cGMPs and Applicable Laws;

(ii)	the Product, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in which Client markets the Product, and (ii) will comply with the requirements of all applicable marketing approvals for the Product;

(iii)	on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.

9.3	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)	it will perform the Manufacturing Services in accordance with the Manufacturing Requirements;

(b)	any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights; and

(c)	the Product will, on delivery, conform to the Specifications, have been manufactured in accordance with the Manufacturing Requirements, and not be adulterated.

(d)

neither it nor any of its Affiliates, personnel or contractors performing any Manufacturing Services will make any payments or gifts to foreign governments or related persons for the purpose of obtaining or retaining business for or with, or directing business to, any person in connection with the performance of Manufacturing Services. Accordingly, Patheon agrees that no portion of monies paid or payable in connection with this Agreement, nor any other item of value, will, directly or indirectly, be paid, received, transferred, loaned, offered, promised or furnished to, or for the use of, any officer or employee of any foreign government department, agency, instrumentality or corporation thereof, or any political party or any official of such party or candidate for office, or any person acting for or on behalf of any of the foregoing, for the purpose of (i) inducing the recipient to misuse his or her official position to direct business wrongfully to Client, Patheon, or any other person, (ii) influencing any act or decision of an official in his or her official capacity, including to obtain regulatory approvals for Product, (iii) inducing an official to do or omit to do any act in violation of his or her lawful duty, (iv) obtaining any improper advantage, or (v) inducing a foreign official to use his or her influence improperly to affect or influence any act or decision.

9.4	Debarred Persons.

Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person or entity debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act (United States).

9.5	Permits.

Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Product or the Specifications, including, without limitation, all marketing and post-marketing approvals.

Patheon will maintain at all relevant times, at its sole expense, all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services.

9.6	No Warranty.

NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. NEITHER PARTY MAKES ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WARRANTY OF MERCHANTABILITY OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS WITH RESPECT TO THE PRODUCT.

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1	Consequential Damages.

Except for a breach of Article 11, and without limiting the party’s indemnification obligations under this Article 10, under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages. For clarity, the foregoing does not apply to limit a party’s liability for monetary remedies that are expressly provided for in this Agreement, such as payments required under Section 6.3(b), regardless of whether such monetary remedies may be characterized as consequential damages.

10.2	Limitation of Liability.

(a) Active Materials. Except as expressly set forth in Section 2.2, under no circumstances will Patheon be responsible for any loss or damage to the Active Materials. Patheon’s maximum responsibility for loss or damage to the Active Materials will not exceed the Maximum Credit Value set forth in Schedule D.

(b) Maximum Liability. Except for a breach of its obligations under Article 11 or liability arising under Section 10.3, Patheon’s maximum liability to Client under this Agreement for any reason whatsoever, including, without limitation, any liability arising under Article 6 hereof or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement will not exceed [*].

10.3	Patheon.

Patheon agrees to defend, indemnify, and hold Client and Client’s officers, employees, and agents harmless against any and all losses, damages, costs (including reasonable attorneys’ fees and costs), claims, demands, judgments and liabilities to, from and in favour of third parties (other than Affiliates) resulting from, or relating to (a) any claim of personal injury or property damage to the extent that the injury or damage is the result of a failure by Patheon to perform the Manufacturing Services in accordance with the Manufacturing Requirements, (b) any claim resulting from or relating to a breach by Patheon of its obligations, representations or warranties under this Agreement, or (c) any claim resulting from or relating to the negligence or wrongful act(s) of Patheon or Patheon’s officers, employees, agents or Affiliates, except in each case to the extent that the losses, damages, costs, claims, demands, judgments, and liabilities are due to the negligence or wrongful act(s) of Client or its officers, employees, agents, or Affiliates.

If a claim occurs, Client will: (a) promptly notify Patheon of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Patheon in the defense of the claim; and (d) permit Patheon to control the defense and settlement of the claim, all at Patheon’s cost and expense.

10.4	Client.

Client agrees to defend, indemnify, and hold Patheon and Patheon’s officers, employees, and agents harmless against any and all losses, damages, costs (including reasonable attorneys’ fees and costs), claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of infringement or alleged infringement of any Third Party Rights in the Product, or any portion thereof, or any claim of personal injury or property damage to the extent that the injury or damage is the result of a breach of this Agreement by Client, including, without limitation, any representation or warranty contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liabilities are due to (a) the negligence or wrongful act(s) of Patheon or Patheon’s officers, employees, or agents, (b) Patheon’s breach of this Agreement including, without limitation, any representation or warranty contained herein, or (c) infringement of any Third Party Rights in the Product, or any portion thereof, based on Patheon’s use or incorporation of any processes or methods to perform the Manufacturing Services other than those specified by Client in the Specifications.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If a claim occurs, Patheon will: (a) promptly notify Client of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Client in the defense of the claim; and (d) permit Client to control the defense and settlement of the claim, all at Client’s cost and expense.

10.5	Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Product. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Product because Client has developed and will hold the marketing approval for the Product, Client requires Patheon to manufacture and label the Product strictly in accordance with the Specifications, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Product.

ARTICLE 11

CONFIDENTIALITY

11.1	Confidentiality.

For purposes of this Agreement, each party will be deemed to be the “Disclosing Party” with respect to its own Confidential Information, and a “Receiving Party” with respect to the Confidential Information of the other party. The Receiving Party will: (a) use the Disclosing Party’s Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of the Disclosing Party; (b) not disclose the Disclosing Party’s Confidential Information to any third party without first obtaining the written consent of the Disclosing Party; and (c) protect the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care used to protect its own confidential and/or proprietary information from unauthorized use or disclosure, but in no event with less than reasonable care. The Receiving Party will be permitted to furnish and otherwise disclose the other party’s Confidential Information to those of its Affiliates, officers, employees, and subcontractors who need to know such Confidential Information, provided that such personnel are bound by obligations of confidentiality with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 11. Client may also disclose Patheon’s Confidential Information to its corporate partners, bona fide investors, potential acquirers, distributors, licensors and sublicensees as necessary so long as they are bound by obligations of confidentiality with respect to such Confidential Information. If the Receiving Party discloses the Disclosing Party’s Confidential Information to a Third Party with the Disclosing Party’s permission as permitted herein, the Receiving Party will ensure that all Confidential Information disclosed to such Third Party is identified as confidential at the time of disclosure.

11.2	Exceptions to Confidential Information.

The obligations of confidentiality in Section 11.1 will not apply to that part of the Disclosing Party’s Confidential Information which the Receiving Party is able to demonstrate by competent documentary evidence:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) later became part of the public domain through no act or omission of the Receiving Party;

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e) was independently developed by employees or contractors of either party outside of such party’s activities under this Agreement.

11.3	Disclosure Required by Law.

The Receiving Party may disclose the Disclosing Party’s Confidential Information without violating the obligations of this Agreement to the extent that such disclosure is (a) required by a valid order of a court or other governmental body having jurisdiction, (b) required by applicable law or regulation, or (c) necessary for filings with Authorities including, without limitation, the U.S. Securities & Exchange Commission, in each case provided that the Receiving Party provides the Disclosing Party with reasonable prior written notice of such disclosure (to the extent permitted by applicable law to do so) and makes a reasonable effort to obtain, or to reasonably assist the Disclosing Party in obtaining, a protective order or other appropriate remedy preventing or limiting the disclosure and/or requiring that the Disclosing Party’s Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, for which the order was issued, or for the applicable regulatory or governmental filing.

11.4	Destruction of Confidential Information.

At the Disclosing Party’s request, the Receiving Party will destroy all or such parts of the Disclosing Party’s Confidential Information as the Disclosing Party will direct, including any copies thereof made by the Receiving Party, except that the Receiving Party will not be required to destroy any computer files created during automatic system back up which are subsequently stored securely by the Receiving Party. Notwithstanding the foregoing, the Receiving Party may retain one copy of the Disclosing Party’s Confidential Information for archival purposes, subject to the ongoing obligation to maintain the confidentiality of such information.

11.5	Remedy.

Each party acknowledges that disclosure or distribution of the other’s Confidential Information or use of the information contrary to the terms of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy. Accordingly, the Disclosing Party hereunder may seek to enforce the provisions of this Agreement prohibiting disclosure or distribution of its Confidential Information or use thereof contrary to the provisions hereof in a court of competent jurisdiction, in addition to any and all other remedies available at law or in equity.

ARTICLE 12

DISPUTE RESOLUTION

12.1	Commercial Dispute Resolution.

If any dispute arises out of this Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined in Section 12.2), the parties will first try to resolve it amicably. In that regard, any party may send a notice of dispute to the other, and each party will appoint, within ten Business Days from receipt of the notice of dispute, a single representative having full power and authority to resolve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative within the ten Business Day period set forth above, the dispute will immediately be referred to the Chief Operating Officer of Patheon (or another officer as appropriate) and the Chief Development Officer of Client (or another officer as appropriate) who will meet and discuss as necessary to try to resolve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, the dispute will be submitted to final and binding arbitration in the City of Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. In any arbitration proceeding, the unsuccessful party will pay the successful party all costs and expenses, including reasonable attorneys’ fees, incurred by the successful party in connection with the arbitration proceeding and will pay all other costs and expenses of the arbitration, including the arbitrators’ fees.

Each party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 12.1 and agrees that the courts may award full faith and credit to such judgment in order to enforce such award.

12.2	Technical Dispute Resolution.

If a dispute arises (other than disputes under Sections 6.1(b)) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a “Technical Dispute”), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations. In that regard, senior representatives of each party will, as soon as practicable and in any event no later than ten Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within 30 Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Schedule E. If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail. For greater certainty, the parties agree that the release of the Product for sale or distribution under the applicable marketing approval for the Product will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Schedule E) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Product is to be released for sale or distribution.

ARTICLE 13

MISCELLANEOUS

13.1	Inventions.

(a) For the term of this Agreement, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client Intellectual Property which Patheon must use in order to perform the Manufacturing Services solely for the purposes of performing the Manufacturing Services.

(b) All Intellectual Property generated or derived by Patheon or its contractors or Affiliates while performing the Manufacturing Services, to the extent it is specific to the development, manufacture,

use, dosage, formulation, or composition of matter of Product (“Product Intellectual Property”), will be the exclusive property of Client. Patheon hereby assigns to Client all of its right, title, and interest in and to the Product Intellectual Property, and agrees to take, at Client’s expense, all further acts reasonably required to evidence such assignment and transfer to Client and to assist Client with applying for, securing, and maintaining patent or other proprietary protection for Product Intellectual Property. Patheon will ensure that each employee or contractor of Patheon or its Affiliates that performs any activities under this Agreement has a contractual obligation to assign all rights in the Product Intellectual Property to Patheon such that Patheon may assign and transfer such rights to Client in accordance with this Section 13.1(b).

(c) All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client a perpetual, irrevocable, non-exclusive, worldwide, paid-up, royalty-free, sublicensable, transferable license to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable Client to manufacture or have manufactured the Product(s).

(d) Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e) Patheon will give Client written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute Product Intellectual Property, or improvements or other modifications of the Product or processes or technology owned or otherwise controlled by Client.

13.2	Intellectual Property.

Subject to Section 13.1, all Client Intellectual Property will be owned by Client and all Patheon Intellectual Property will be owned by Patheon. Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

13.3	Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years thereafter. This insurance will have policy limits of not less than (i) $3,000,000 for each occurrence for personal injury or property damage liability; and (ii) $3,000,000 in the aggregate per annum for product and completed operations liability. If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. Each party will provide a minimum of 30 days’ written notice to the other party of any cancellation of the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.4	Independent Contractors.

The parties are independent contractors and this Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.5	No Waiver.

Either party’s failure to require the other party to comply with any provision of this Agreement will not be deemed a waiver of the provision or any other provision of this Agreement, with the exception of Section 6.1.

13.6	Assignment.

(a)	Patheon may not assign this Agreement or any of its rights or obligations hereunder to a competitor of Client, or otherwise without the written consent of Client, this consent not to be unreasonably withheld. But Patheon may arrange for subcontractors to perform specific testing services arising under this Agreement without the consent of Client. Patheon agrees that it will remain solely and fully liable for the performance of its subcontractors and their compliance with the terms of this Agreement.

(b)	Subject to Section 8.2(d), Client may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon. But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement. Client agrees that it will remain fully liable for the performance of its assignee under this Agreement, including all payment obligations.

(c)	Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder.

13.7	Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement if the failure is caused by an event beyond that party’s reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.

13.8	Additional Products.

Additional Products may be added to this Agreement and each additional Product will be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by amendments to Schedules A, B, C, and D as applicable.

13.9	Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery, by express courier service, facsimile communication, or confirmed receipt email or by sending the same by first class mail, postage prepaid, return receipt requested, to the respective addresses, facsimile numbers or electronic mail addresses set forth below:

If to Client:

AcelRx Pharmaceuticals, Inc.

351 Galveston Drive

Redwood City, CA 94063

Attention: Chief Development Officer

Fax No.: (650) 216-6500

Email address: lhamel@acelrx.com

If to Patheon:

Patheon Pharmaceuticals Inc.

2110 East Galbraith Road

Cincinnati, OH 45237-1625

Attention: Director of Legal Services

Fax No.: 513-948-6927

Email address: Frank.McCune@patheon.com

With a copy to:

Patheon Inc.

4721 Emperor Boulevard

Research Triangle Park,

NC 27703

Attention: General Counsel

Fax No.: 919-474-2269

Email address: Michael.Lytton@Patheon.com

or to any other addresses, facsimile numbers or electronic mail addresses given to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery, express courier service, facsimile, or electronic mail will be deemed to have been sufficiently made or given when received.

13.10	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions hereof, because each provision is separate, severable, and distinct.

13.11	Entire Agreement.

This Agreement, together with the Quality Agreement and the Capital Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof, including the Confidentiality Agreement. But this Agreement is not intended to, and does not, supersede the Master Agreement for

Pharmaceutical Development Services entered into between the parties effective August 7, 2009 (the “Development Agreement”), as amended, pursuant to which Patheon is manufacturing clinical supplies of Product for Client. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Quality Agreement, and the Capital Agreement.

13.12	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both parties.

13.13	No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

13.14	Execution in Counterparts.

This Agreement may be executed in two or more counterparts, by original or facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15	Use of Client Name.

Patheon will not make any use of Client’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Client, which consent will not be unreasonably withheld. Despite this, Client agrees that Patheon may include Client’s name and logo in customer lists or related marketing and promotional material for the purpose of identifying users of Patheon’s Manufacturing Services.

13.16	Governing Law.

This Agreement will be construed and enforced in accordance with the laws of the State of Delaware and the laws of the United States of America applicable therein. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

PATHEON PHARMACEUTICALS INC.

By:	/s/ Stuart Grant

Name:	Stuart Grant

Title:	Chief Financial Officer

ACELRX PHARMACEUTICALS, INC.

By:	/s/ James Welch

Name:	James Welch

Title:	Chief Financial Officer

SCHEDULE A

PRODUCT LIST AND SPECIFICATIONS

Product List

ARX-01 in Bulk Tablet Packaging

Specifications

Prior to the start of commercial manufacturing of Product under this Agreement, Client will give Patheon the originally executed copies of the Specifications that will be submitted by Client to the FDA for approval. If the Specifications received are subsequently amended, then Client will give Patheon the revised and originally executed copies of the revised Specifications. Upon acceptance of the revised Specifications, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance of the revised Specifications.

SCHEDULE B

MINIMUM RUN QUANTITY, ANNUAL VOLUME, AND PRICE

Annual Volume Forecasts

Client has provided an estimated annual tablet volume forecast for Product as outlined below for informational purposes only. These estimates are subject to change.

Product	2012 Volume	2014 Volume	2015 Volume	2016 Volume
Tablets	[*]	[*]	[*]	[*]

Product	2017 Volume	2018 Volume	2019 Volume
Tablets	[*]	[*]	[*]

Manufacturing and Bulk Packaging Prices

Pricing includes the cost of labour, overhead, raw materials, bulk packaging Components and QC testing. Pricing for 2 batch sizes is being presented, [*] and [*]. The [*] batch size is proposed for the initial start-up volumes but is not economically viable for long-term commercial production. Based on the forecast provided, a long-term commercial batch size of [*] is being presented.

Bulk Pricing – [*] Batch

Product	Annual Quantity (1,000’s)	(1,000’s)	Price per 1,000 Tablets
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]	$	[*]	$	[*]
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]	$	[*]	$	[*]
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]	$	[*]	$	[*]	$	[*]
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]	$	[*]	$	[*]
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]	$	[*]	$	[*]	$	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[*]

Bulk Pricing – [*] Batch

Product	Annual Quantity (1,000’s)	(1,000’s)	Price per 1,000 Tablets
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]	$	[*]	$	[*]
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]	$	[*]	$	[*]
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]	$	[*]	$	[*]	$	[*]
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]	$	[*]	$	[*]
ARX-01 Sufentanil 15mcg Tablets	[*]	[*]	$	[*]	$	[*]	$	[*]

[*]

The following cost items are included in the Price for the Product:

•	Product manufactured and packaged in Bulk Tablet Packaging under the Agreement

•	Standard certificate of analysis (“COA”)

•	Standard certificate of compliance (“COC”)

•	GMP required retention samples

•	Copies of deviation reports

•	Batch Production Records (“BPR”)/Lot Packaging Records (“LPR”) copies for validation batches, first ten commercial batches, and one commercial batch per Year thereafter

•	One label copy change per Year

•	BPR/LPR changes [one change per Year]

•	Common HPLC/GC columns, reagents, and lab supplies

•	Copy of the Annual Product Review Report

•	Product Approval Inspection (“PAI”) and copy of FDA Report

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

•	Simple, routine statistical review

•	Storage of Production Test Record (“PTR”) batches and other experimental batches for three months

•	Storage of registration batches and other experimental batches for two years or until Product approval, whichever comes first

•	Routine sampling and analysis as part of Product manufacture and release

•	Warehousing of equipment, raw materials, API, and finished goods for normal commercial supply

•	Testing of raw materials

•	Testing of final product in Bulk Tablet Packaging

SCHEDULE C

ANNUAL STABILITY TESTING

$
STABILITY – COMMERCIAL SUFENTANIL TABLETS

	ACTIVITY																		PRICE

		Number of Lots					1
		Total Samples					12
Subtotal
		Protocol Generation														$[*]

Pullpoint Month	T = 0		T = 1	T = 3		T = 6		T = 9		T = 12			T = 18		T = 24		T = 36
25ºC / 60% RH		X	X		X		X		X		X			X		X		X
40ºC / 75% RH			X		X		X
Samples per pullpoint		1	2		2		2		1		1			1		1		1
Microbiology											X	*
Cost per pullpoint (Milestone Price)	$	[*]	[*]	$	[*]	$	[*]	$	[*]	$	[*]		$	[*]	$	[*]	$	[*]

Note: For all required testing intervals pull two 40-count cartridges per pull point. Do not test T=0 unless lot from clearance testing is within 30 days of T initial (T=0).

*	Note Microbiological testing: Pull fifty-one 40 -count cartridges (approximately 15 grams).

		Total																	$[*]

STABILITY - COMMERCIAL SUFENTANIL TABLETS 30ºC / 65% RH*																			USD

	ACTIVITY																		PRICE

		Number of Lots						1
		Total Samples						5

Pullpoint Month	T = 0		T = 1		T = 3		T = 6		T = 9		T = 12		T = 18		T = 24		T = 36
30ºC / 65% RH				X		X		X		X		X
Samples per pullpoint				1		1		1		1		1
Cost per pullpoint (Milestone Price)	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]	$	[*]
* Note: Contingency testing interval - pull and/or test samples only at written request of AcelRx.

		Total																	$[*]

Stability Testing Requirements:

[*]

Product used for stability testing will be invoiced at current commercial pricing rates.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE D

ACTIVE MATERIALS

Active Materials	Supplier
Sufentanil [*]	[*]

ACTIVE MATERIALS CREDIT VALUE

The Active Materials Credit Value will be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE
ARX-01	Sufentanil [*]	Client’s actual cost for Active Materials not to exceed $[*] per gram.

MAXIMUM CREDIT VALUE

Patheon’s liability for Active Materials calculated in accordance with Section 2.2 of the Agreement in a Year will not exceed[*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE E

TECHNICAL DISPUTE RESOLUTION

Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 will be resolved in the following manner:

1. Appointment of Expert. Within ten Business Days after a party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties will jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within the ten Business Day period, or in the event of disclosure of a conflict by an expert under Paragraph 2 hereof which results in the parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of the American Arbitration Association.

2. Conflicts of Interest. Any person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment if before accepting the appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses the interest or duty and the parties will, after the disclosure, have confirmed his appointment.

3. Not Arbitrator. No expert will be deemed to be an arbitrator and the provisions of the American Arbitration Act or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert’s determination or the procedure by which the expert reaches his determination under this Schedule E.

4. Procedure. Where an expert is appointed:

(a)	Timing. The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues the authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within 15 Business Days (or another other date as the parties and the expert may agree) after receipt of all information requested by him under Paragraph 4(b) hereof.

(b)	Disclosure of Evidence. The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within five Business Days of a written request from the relevant expert to do so.

(c)	Advisors. Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties will co-operate and seek to narrow and limit the issues to be determined.

(d)

Appointment of New Expert. If within the time specified in Paragraph 4(a) above the expert will not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue between the parties save this if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then this decision will have effect and the proposed appointment of the new expert will be withdrawn.

(e)	Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the parties.

(f)	Costs. Each party will bear its own costs for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

For greater certainty, the release of the Product for sale or distribution under the applicable marketing approval for the Product will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Schedule E) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Product is to be released for sale or distribution.

SCHEDULE F

COMMERCIAL QUALITY AGREEMENT

SCHEDULE G (Reserved)

SCHEDULE H

QUARTERLY ACTIVE MATERIALS INVENTORY REPORT

TO:	ACELRX PHARMACEUTICALS, INC.

FROM:	PATHEON PHARMACEUTICALS INC.

RE:	Active Materials quarterly inventory report under Section 2.2(a) of the Manufacturing Services Agreement dated December 12, 2012 (the “Agreement”)

Reporting quarter:

Active Materials on hand at beginning of quarter:	kg	(A)

Active Materials on hand at end of quarter:	kg	(B)

Quantity Received during quarter:	kg	(C)

Quantity Dispensed[1] during quarter:	kg
(A + C – B)

Quantity Converted during quarter:	kg
(total Active Materials in Product produced and not rejected, recalled or returned)

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

PATHEON PHARMACEUTICALS INC.	DATE:

Per:
Name:
Title:

[1]

Excludes any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or consumed in technical transfer activities or development activities, including, without limitation, any regulatory, stability or test batches manufactured during the month.

SCHEDULE I

REPORT OF ANNUAL ACTIVE MATERIALS INVENTORY RECONCILIATION

AND CALCULATION OF ACTUAL ANNUAL YIELD

TO:	ACELRX PHARMACEUTICALS, INC.

FROM:	PATHEON PHARMACEUTICALS INC.

RE:	Active Materials annual inventory reconciliation report and calculation of Actual Annual Yield under Section 2.2(a) of the Manufacturing Services Agreement dated December 12, 2012 (the “Agreement”)

Reporting Year ending:

Active Materials on hand at beginning of Year:		kg	(A)

Active Materials on hand at end of Year:		kg	(B)

Quantity Received during Year:		kg	(C)

Quantity Dispensed[1] during Year:		kg	(D)
(A + C – B)

Quantity Converted during Year:		kg	(E)
(total Active Materials in Product produced and not rejected, recalled or returned)

Active Materials Credit Value:	$	/ kg	(F)

Target Yield:		%	(G)

Actual Annual Yield:		%	(H)
((E/D) * 100)

Shortfall:	$	(I)
(((G – 3.5) - H)/100) * F * D	(if a negative number, insert zero)

[1]	Excludes any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or consumed in technical transfer activities or development activities, including, without limitation, any regulatory, stability or test batches manufactured during the Year.

Based on the foregoing reimbursement calculation Patheon will reimburse Client the amount of $        .

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

DATE:

PATHEON PHARMACEUTICALS INC.

Per:
Name:
Title:

SCHEDULE J (Reserved)